BNY MELLON MUNICIPAL FUNDS, INC.

SERVICE PLAN

Introduction:  It has been proposed that the above-captioned investment company (the "Company") adopt a Service Plan (the "Plan") in accordance with Rule 12b-1, promulgated under the Investment Company Act of 1940, as amended (the "Act"), with respect to Class Z shares of each series of the Company set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Fund").  Under the Plan, the Fund would reimburse the Company's distributor (the "Distributor") for expenses in connection with distributing the Fund's Class Z shares, and servicing shareholder accounts and advertising and marketing relating to Class Z shares of the Fund.  If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Company.

The Company's Board, in considering whether the Company should implement a written plan with respect to the Fund, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to Class Z of the Fund for such purposes.

In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and holders of the Fund's Class Z shares.

The Plan:  The material aspects of this Plan are as follows:

1.         (a)        Under this Plan, the Fund shall reimburse the Distributor an amount not to exceed an annual rate of .25 of 1% of the value of the Fund's average daily net assets attributable to Class Z for expenses in connection with distributing the Fund's Class Z shares, and servicing shareholder accounts and advertising and marketing relating to Class Z shares of the Fund.

            (b)        In connection with distributing the Fund's Class Z shares, and servicing shareholder accounts and advertising and marketing relating to Class Z shares of the Fund, the Distributor may pay one or more securities dealers, financial institutions (which may include banks) or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Agent"), a fee in respect of the Fund's Class Z shares owned by investors with whom the Service Agent has a servicing relationship or for whom the Service Agent is the dealer or holder of record and the Fund will reimburse the Distributor for such payments pursuant to the terms of this Plan.  The Distributor shall determine the amounts to be paid to the Service Agents to which it will make payments under this Plan and the basis on which such payments will be made.  Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any related Plan agreement between the Service Agent and the Distributor.

2.         For the purposes of determining the fees payable under this Plan, the value of the Fund's net assets attributable to Class Z shall be computed in the manner specified in the Company's charter documents as then in effect for the computation of the value of the Fund's net assets attributable to such Class.

3.         The Company's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

4.         As to Class Z, this Plan will become effective at such time as is specified by the Company's Board, provided this Plan is approved by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

5.         As to Class Z, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6.         This Plan may be amended at any time by the Company's Board, provided that (a) any amendment to increase materially the costs which Class Z of the Fund may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the Fund's outstanding Class Z shares, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

7.         This Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the Fund's outstanding Class Z shares.

Dated: August 2, 2005

Amended: June 3, 2019

EXHIBIT A

BNY Mellon High Yield Municipal Bond Fund